Exhibit 99.2

To: Log On America Customer
From: <<TBD by Log on America>>
Reply To: TBD by Log on America

Subject: Pending Transfer of Your Dial-up Account

Dear Log On America Subscriber,

Log On America is making a series of changes that we hope will result in improved access for all our subscribers.

For the past ten years, Log On America has been proud to provide customers with dial-up Internet access, along with other Web services. Recently, we decided to focus on our commercial access business, including commercial broadband. In the near future we will discontinue your residential dial-up offering and transfer your account to EartLink.

We have worked hard to make this transition a positive opportunity for you.

Log On America has made special arrangements so that your email address will not change until after you have been moved to the EarthLink network. Log On America will continue to forward your email to your new email account for up to six months following your transfer to the EarthLink network later this year. Furthermore, you won't experience any service interruption or downtime.

Just continue logging on to the Internet the way you do today!

******************************
NEW INVOICES & FREE BENEFITS
******************************

The only change you should notice right away is that any invoices you receive, after March 1, 2002, will be sent by EarthLink.

If you prepaid for your Log On America service, don't worry. EarthLink will continue to provide your service through the end of your prepaid term. If you pay for your service monthly, EarthLink will guarantee your current monthly rate of $19.95 through December 31, 2002.

Once we have completed the transition of your account, you will enjoy all of the features and benefits of the EarthLink Unlimited plan, including unlimited Internet access, eight


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email addresses, 10MB of free webspace per email address, and more! EarthLink will also send you a start-up kit, including EarthLink's proprietary software and Internet Explorer.

EarthLink will also provide you with:

* 24/7 award-winning toll-free tech support
* nationwide service from 7,500 points of presence
* a customizable Personal Start Page, one for each email address
* lots of free webspace

Please Note: The only way to hold on to your current Log On America email address is to complete the transition to EarthLink.

******************************
GETTING SERVICE & SUPPORT
******************************

After March 1, 2002, if you have any questions regarding your monthly invoice, please contact EarthLink customer service and billing. You can reach an EarthLink representative by visiting your new Personal Support Center, located at:

http://support.earthlink.net/chat

Once there, you can trade real-time messages with a friendly representative by following the Support by Chat link. You may also contact EarthLink via email at integrationinfo@earthlink.net. Or don't hesitate to just give them a call, toll-free, at 1-866-290-6253.

If you have questions concerning any other service issues or require technical support you should continue to call Log On America at 1-888-843-2122.

For a more complete overview of this transition, please visit:
http://www.internetsupport.com/earthlink.faqs.

If you have further questions, please email support@loa.com or you may call us at 1-888-843-2122. Please understand that we may be handling a high volume of inquiries and our response time may be a bit slower than usual. However, we will respond to all inquiries.


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You can expect more information from EarthLink in the next few days.

We regret that we will no longer be able to provide you with dial-up Internet access. But we are proud to offer you an opportunity to work with the fine people at EarthLink, who are committed to your complete satisfaction.

Sincerely,

The Log On America/EarthLink Transition Team